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                       SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549


                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


Date of Report (Date of earliest event reported)  March 20, 1997
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                     Universal Automotive Industries, Inc.
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            (Exact name of registrant as specified in its charter)


  Delaware                          1-13516                       36-3973627
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(State or other                   (Commission                    (IRS Employer
jurisdiction of                   File Number)                   Identification
 incorporation)                                                  Number)



 3350 North Kedzie Avenue, Chicago, Illinois                         60618-5722
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(Address of principal executive offices)                             (Zip Code)


Registrant's telephone number, including area code    (773) 478-2323
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 N/A
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(Former name or former address, if changed since last report)
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Item 5.  Other Events.

         Universal Automotive Industries, Inc. (the "Company") announced financial results for the fourth quarter and the full year ended December 31, 1996.

         Revenues for the full year rose to $63.1 million from $46.8 million in 1995 or a 37.4% increase. However, revenues for the fourth quarter increased only slightly by 3.4% to $13.0 million from $12.5 million in the same quarter in 1995. This smaller rate of increase was due in large part to the closing of the Company's lower margined warehouse distribution business in August 1996, which accounted for $2.1 million less in sales in the fourth quarter of 1996 compared to 1995. For the full year the Company experienced a net loss of $493 thousand or $.07 per share, compared to net income of $64 thousand or $.01 per share in 1995. Fourth quarter results for 1996 were a net loss of $1.1 million or $.16 per share compared to a net loss of $.4 million or $.06 per share for the same quarter in 1995.

         The year end loss was primarily due to the $804 thousand loss ($0.12 per share) incurred by the Company's grey iron foundry in Csepel, Hungary.
1996 was the first full year the foundry operated as a wholly-owned subsidiary of the Company. During 1996 the Company made a substantial investment in the foundry to reduce operating costs and improve quality and efficiency. Sales in 1996 increased to $6.1 million from $1.3 million in 1995 (from October 1995, the date of acquisition), despite certain down-time related to repairs and improvements. The Company projects, but can provide no assurance, that the foundry will break even or operate profitably in 1997.

         Fourth quarter results were adversely affected by lower sales volumes due to the phase out of the Company's traditional warehouse distribution business, to make room for growth in the Company's higher margined brake business. The Company also experienced higher expenses in the fourth quarter primarily due to the charges related to the acquisitions of North American Friction (June 1996) and the MCI Automotive Division of Excel Industries (November 1996). A one-time pre-tax bad debt reserve charge of $195,000 was also taken in the fourth quarter to reflect collection risks associated with a certain customer.

         The Company's core business, the brake parts segment, increased by 45% in the fourth quarter compared to 1995 and 60% for the full year. The brake segment experienced record sales and profitability, due to growth in the Company's traditional drum and rotor business, as well as expansion of the Company's friction product line (brake pads and shoes).

         1996 was a transitional year for the Company in which growing pains were experienced in building a foundation for future business, including:

         (1) Greater focus on the higher margined brake business with phase out of the warehouse/distribution business.





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         (2)     The acquisition of North American Friction, making the Company a serious player in the friction (disc brake pads) segment.

         (3) The acquisition of MCI Automotive, substantially enhancing the Company's rotor manufacturing base and providing an inventory of product at below market cost.

         (4) Stabilization and improvement of the Company's foundry operations in Hungary.

         (5) Moving the Company's rotor manufacturing facility from Canada to Laredo, Texas, with more favorable labor costs and efficiency.

         In conclusion, the Company has achieved its goal of becoming the first and only complete "value line" manufacturer of automotive after market brake parts in the U.S. and Canada. It has increased its market share to over 10% of the U.S. after-market for drums and rotors. The Company expects that the groundwork laid in the past two years in focusing on the full brake parts segment will result in profitable operations in 1997.

                     UNIVERSAL AUTOMOTIVE INDUSTRIES, INC.
                          Summary of Financial Results
                         (000's) except per share data

                                            Year Ended December 31             Quarter Ended December 31
                                         1996                  1995 (A)         1996             1995 (A)
                                         ----                  ----             ----             ----
Net Sales:
    Brake Parts                       $  42,118             $  26,265        $   9,913        $   6,844
    Warehouse Distribution            $   5,619             $  11,114        $     498        $   2,578
    Other Non-Brake                   $  15,323             $   9,436        $   2,561        $   3,125
    Total                             $  63,060             $  46,815        $  12,972        $  12,547

Gross Profit (A)                      $  11,203             $   8,067        $   1,906        $   1,985
Gross Profit Percent (A)                   17.8%                 17.2%            14.7%            15.8%
Income (Loss) from Operations         $     676             $     848        $    (992)       $    (224)
Net Income (Loss)                     $    (493)            $      64        $  (1,098)       $    (388)
Net Income (Loss) Per Share           $   (0.07)            $    0.01        $   (0.16)       $   (0.06)
Weighted Average Shares               6,647,796             7,129,966        6,729,425        6,500,000

(A) Certain operating expenses have been reclassified to conform to 1996 presentation. The reclassification had no effect on income (loss) from operations or on net income (loss).

         Some of the statements included in this Form 8-K may be considered to be "forward looking statement" since such statements relate to matters which have not yet occurred. For example, phrases such as "the Company anticipates," "believes," "expects" or "projects" indicate that it is possible that the event anticipated, believed, expected or projected may not occur. Should such event not occur,





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then the result which the Company expected also may not occur or occur in a different manner, which may be more or less favorable to the Company. The Company does not undertake any obligations to publicly release the result of any revisions to its forward looking statements that may be made to reflect any future events or circumstances.





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EXHIBITS

         99.     ADDITIONAL EXHIBITS.

                 1.       Press Release dated March 20, 1997.





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                                   SIGNATURES



         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                  Universal Automotive Industries, Inc.
                                  (Registrant)



DATE:  March 27, 1997             By:       /s/ Arvin Scott
                                            ---------------

                                  Name:     Arvin Scott
                                  Title:    Chief Executive Officer, President